Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 5, 2025	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
Shift4 Payments, Inc.	Hong Kong	Singapore
3501 Corporate Parkway	Houston	Tel Aviv
Center Valley, Pennsylvania 18034	London	Tokyo
	Los Angeles	Washington, D.C.

Madrid

Re: Registration Statement No. 333-286840; 10,000,000 shares of Series A Mandatory Convertible Preferred Stock, par value $0.0001 per share

To the addressees set forth above:

We have acted as special counsel to Shift4 Payments, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 10,000,000 shares of the Company’s 6.00% Series A Mandatory Convertible Preferred Stock, $0.0001 par value per share (including 1,250,000 shares of Mandatory Convertible Preferred Stock that may be sold pursuant to the exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock) (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2025 (Registration No. 333–286840) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus supplement dated April 30, 2025 to the prospectus dated April 30, 2025 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor in accordance with the underwriting agreement filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on May 5, 2025, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid

May 5, 2025 Page 2

and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 5, 2025, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP